Leewell Investment Group Limited
Floor 28, Block C
Longhai Mingzhu Building
No.182 Haier Road, Qingdao 266000
People’s Republic of China

January 21, 2011

Weiqing Zhang
Xiaoyan Cheng
Floor 28, Block C
Longhai Mingzhu Building
No. 182 Haier Road, Qingdao 266000
People’s Republic of China

Re:       Agreement to Enter into Contractual Arrangements

Mr. Zhang and Ms. Cheng:

We refer to the separate Share Purchase Agreements, dated September 5, 2007, between you and us, pursuant to which we acquired all of your shares of Qingdao Oumei Real Estate Development Co., Ltd. (“Oumei”) for an aggregate purchase price of RMB 97,010,000 (the “Acquisition”).

As you are aware, at the time of the Acquisition, we were owned and controlled by Mr. Li Zhou, an Australian citizen, who acted as a nominee for you. Mr. Zhou also founded Longhai Holdings Company Limited (“Longhai Holdings”). In September 2009, ownership of Longhai Holdings was transferred to Mr. Antoine Cheng, who was a PRC citizen at the time of the Acquisition, but became a Philippine citizen prior to his acquisition of Longhai Holdings. After Mr. Cheng acquired ownership of Longhai Holdings, Longhai Holdings acquired all of our equity interest owned by Mr. Zhou.

The Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “2006 M&A Rule”), promulgated by six PRC regularity authorities on August 8, 2006 and further amended by PRC Ministry of Commerce (“MOFCOM”) on June 22, 2009, among other things regulates “Round-trip Investments,” defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).

The PRC authorities could take the position that the transactions described above constituted a “Round-Trip Investment” requiring the prior approval of the central office of MOFCOM in Beijing, which we did not obtain. Although the Acquisition was approved by the local counterpart of MOFCOM, we did not seek or obtain the approval of the transactions from the central office of MOFCOM in Beijing because we believed that Mr. Zhou’s role in these transactions was only transient and that the ultimate substance of these transactions was the acquisition of Oumei by Mr. Cheng, who is no longer a PRC citizen. As a foreign citizen, Mr. Cheng’s ultimate ownership of Oumei is not prohibited by the 2006 M&A Rule. However, the PRC regulatory authorities may still take the view that these transactions required the approval of the central office of MOFCOM in Beijing because Mr. Zhou was acting as a nominee for you, two PRC citizens, and avoided compliance with the 2006 M&A Rule through the use of a nominee arrangement, trust or similar means, which is prohibited. As a result, these transactions may be deemed invalid by the PRC regulatory authorities.

If the PRC regulatory authorities invalidate the Acquisition, we propose to take the following actions: first, we would unwind the Acquisition by transferring ownership of Oumei from us to you, if that has not already occurred by regulatory action; second, we would establish a new wholly-owned subsidiary in China, referred to as a wholly foreign-owned enterprise (the “WFOE”); and third, we would have the WFOE enter into a series of contractual arrangements (the “Contractual Arrangements”) with you, which would give us control over, and the economic benefit of, the operations of Oumei and its subsidiaries. The Contractual Arrangements would include an exclusive management, technical and consulting services agreement, an equity pledge agreement, an equity purchase option agreement and a power of attorney, all on terms satisfactory to us.

Please confirm by executing a copy of this letter in the space provided below and returning it to us that, in the event that the PRC regulatory authorities invalidate the Acquisition, you hereby agree to the above proposal and that you will enter into the Contractual Arrangements in form and substance satisfactory to us.

Very truly yours,

LEEWELL INVESTMENT GROUP LIMITED

By: /s/ Antoine Cheng
Name: Antoine Cheng
Title: Director

Agreed to and Accepted as of this 21st day of January, 2011:

/s/ Weiqing Zhang
Weiqing Zhang

/s/ Xiaoyan Cheng
Xiaoyan Cheng